EXHIBIT 10.23
AMENDMENT NO. 1 TO THE DECEMBER 10, 2004 MOA FOR THE
CONTINUED OPERATION OF THE PORTSMOUTH S&T FACILITIES TO
EXPAND THE SCOPE OF PHASE I
     This Amendment No. 1 to the December 10, 2004 Memorandum of Agreement (“MOA”) between the United States Department of Energy (“DOE”) and USEC Inc, a Delaware Corporation headquartered at 6903 Rockledge Drive, Bethesda, MD, 20817 is entered into this 16th day of May, 2005 (the “Amendment No. 1 Effective Date”). USEC, Inc. and its wholly owned subsidiary, United States Enrichment Corporation, are herein referred to as, “USEC.” DOE and USEC are hereinafter referred to as “Parties.”
WHEREAS, the Parties anticipated a future amendment to the MOA for the continued operation without interruption of the S&T Facilities for processing Affected Inventory following completion of Phase I; and
WHEREAS, Phase I has progressed as originally contemplated and agreed; and
WHEREAS, the Parties desire to continue without interruption processing Affected Inventory pursuant to the terms and conditions agreed in Section 7.2 of the MOA while the details for subsequent Phase II activities are further negotiated.
NOW, THEREFORE, the Parties hereby agree that:
     Subject to the availability of funds and legislative authority for this purpose, work under the MOA, as amended, will be continued until such time as USEC concludes, pursuant to Section 1.7, that further performance will cause Allowable Costs (as that term is defined in MOA Section 2.1) to exceed the proceeds received or expected to be received from the sale of Feed Material (as that term is defined in MOA Section 2.2), or the MOA is terminated pursuant to Article 13:
     A. In addition to the work that the MOA describes as occurring in Phase I, after the Amendment No. 1 Effective Date, USEC shall perform such work as is described in Article 7 (Phase II) of the MOA.
     B. The work described in paragraph A may be performed contemporaneously with Phase I work, but it shall not be performed in lieu of the original Phase I work.
     C. The fair and equitable basis discussed in MOA Section 7.2(b) for processing USEC Affected Inventory and DOE Affected Inventory shall be a pro-rata basis of 50% each.
     D. Pursuant to MOA Section 7.2(c), the Parties may agree to one or more additional exchanges of “Supplemental Barter Material” (as that term is defined in the MOA) to continue processing Affected Inventory, without an additional amendment to the MOA, provided the transfer, administration, and use of the proceeds from the Supplemental Barter Material is in accordance with the terms and conditions of the MOA, as amended.
     E. All provisions contained in the MOA are applicable to this Amendment. In the event there is a conflict between this Amendment and the MOA, this Amendment shall be the controlling document. Furthermore, USEC reaffirms its commitment in Section 1.4(a) of the MOA to use its best efforts to process the DOE 2,116 MTU of Affected Inventory (that was exchanged pursuant to the October 22, 2004 MOU) into ASTM specification natural uranium hexafluoride and provide to the DOE the remaining portion of the 2116 MTU of natural uranium hexafluoride that meets ASTM Specification C-787-90 in Compliant Cylinders by December 31, 2006.
     The Parties, through their duly authorized representatives, have signed this Amendment in two originals on the Amendment No. 1 Effective Date listed above.

UNITED STATES DEPARTMENT OF ENERGY		USEC INC.

By:	/s/ William E. Murphie	By:	/s Philip G. Sewell

Title:	Manager	Title:	Senior Vice President

Date:	May 16, 2005	Date:	May 16, 2005

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